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                                                                    EXHIBIT 11.1

                      AUSPEX SYSTEMS, INC. & SUBSIDIARIES
                       STATEMENT OF COMPUTATION OF COMMON
                          AND COMMON EQUIVALENT SHARES

                    (In thousands except per share amounts)
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                                                                            For The Three Years Ended
                                                                ----------------------------------------------------------
                                                                  June 30,              June 30,                June 30,
                                                                    1996                  1995                    1994
                                                                ---------------------------------------------------------

Net Income.....................................................  $19,830                $12,411                 $8,318

Weighted average common shares outstanding.....................   23,701                 23,029                 23,219

Weighted average common equivalent shares

  Weighted average preferred stock outstanding.................    --                     --                      --

  Common stock options.........................................    2,001                  1,342                  1,475

Total weighted average common shares and equivalents...........   25,702                 24,371                 24,694
                                                                 =======                 ======                 ======
Net income per share...........................................   $0.77                   $0.51                  $0.34
                                                                 =======                 =======                ======

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